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                                                                    Exhibit 99.1


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[LITTELFUSE LOGO]                                                          NEWS
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                                Littelfuse, Inc.
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                                800 East Northwest Highway Des Plaines, IL 60016
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                                (847) 824-1188 - (847) 391-0894 - FAX #
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CONTACT:  PHIL FRANKLIN
VICE PRESIDENT, OPERATIONS SUPPORT & CFO (847) 391-0566


          LITTELFUSE REVISES GUIDANCE FOR SECOND QUARTER AND FULL YEAR
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         DES PLAINES, ILLINOIS, JUNE 19, 2007 - Littelfuse, Inc.
(NASDAQ/NGS:LFUS) today announced revised guidance for the second quarter and full year of 2007.

Revised Second Quarter 2007 Guidance
-----------------------------------

     - Sales for the second quarter, which previously were expected to be up 2% to 5% sequentially, are now expected to be similar to the first quarter of 2007. First quarter 2007 sales were $131.8 million.

     - Diluted earnings per share for the second quarter, which previously were expected to be in the range of $0.48 to $0.52, are now expected to be approximately $0.40 excluding an estimated gain of $0.22 per diluted share on the sale of excess land in Ireland. Diluted earnings per share on a GAAP basis are expected to be approximately $0.62.

         "Our electronic sales have not ramped up as expected during the quarter, due to softness in the telecom segment and lingering effects of the inventory correction," said Gordon Hunter, Chief Executive Officer. "Margins will also not show the expected improvement in the quarter due primarily to lower-than-expected plant utilization. Although electronic sales for the second quarter will be below our previous guidance, we have seen order rates improve in the last several weeks, and we still expect third quarter sales to increase sequentially from the second quarter," added Hunter.

Revised Full Year 2007 Guidance
-------------------------------

         Previous full year 2007 guidance called for a 3-5% sales increase over 2006 and an earnings goal of $2.00 per diluted share excluding restructuring charges. The revised guidance for 2007 is as follows:

     -   Sales at similar levels to 2006. Sales for 2006 were $534.9 million.

                                     -more-



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     -   Diluted earnings per share of $1.65 to $1.75, excluding restructuring charges and the Ireland gain but including ongoing costs related to the previously-announced manufacturing transfers such as retention bonuses, equipment move costs and accelerated depreciation on legacy assets. These transfer costs are being booked as period expense and are currently running at approximately $1.0 million per quarter pre-tax for an after-tax earnings per share impact of $.03 per quarter.

         "Although the prospect of a flat sales year in 2007 is disappointing, our major cost reduction projects and new product development programs remain on track," said Hunter. "As a result, we are still confident of achieving our 15% operating margin target by the end of 2009."


Conference Call Webcast Information
-----------------------------------

         Littelfuse will host a conference call on Wednesday, June 20, 2007 at 9:00 a.m. Eastern / 8:00 a.m. Central time to discuss the revised expectations. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through June 30, 2007 and can be accessed through the Web site listed above.

About Littelfuse
----------------

         As the worldwide leader in circuit protection products and solutions with annual sales of $534.9 million in 2006, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor(R), Wickmann(R) and Pudenz(R) brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.

         For more information, please visit Littelfuse's web site at www.littelfuse.com.


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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995.
Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.
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